Exhibit 99.1

diaDexus, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

14th Consecutive Quarter of Year-over-Year Revenue Growth

Conference Call Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., March 5, 2014 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the fourth quarter and full year ended December 31, 2013.

“In 2013, we successfully delivered another year of double-digit sales growth by expanding our partnered sales effort with cardiovascular specialty laboratories and focusing on physician educational events,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “On the new product front, we have made progress toward obtaining U.S. Food and Drug Administration (FDA) clearance for our PLAC® Test for Lp-PLA2 Activity by starting clinical sample testing in support of this submission. We have also made progress on expanding our pipeline of cardiovascular markers. As announced today, we have gained exclusive U.S. rights to three independent biomarkers to aid in risk prediction and prognosis for heart failure with a goal of continuing to help address the diagnostic needs of primary care physicians.”

2013 Highlights

•	Achieved full year 2013 revenue of $24.9 million, a 20 percent increase compared with the prior year.

•	Gross margins for the full year 2013 were 71 percent compared with 70 percent for the prior year.

•	Obtained broader reimbursement coverage of our PLAC Test ELISA Kit in the Texas and Mid-Atlantic Medicare regions.

•	Advanced the clinical program to support a potential 510(k) submission of the PLAC Test for Lp-PLA2 Activity.

•	Expanded loan facility to $10 million in October 2013, planning for long-term growth focused on potential PLAC Test for Lp-PLA2 Activity launch, pipeline development and product expansion.

•	Highlighted a 6,500 patient Long-term Intervention with Pravastatin in Ischemic Disease (LIPID) sub-study publication in the Journal of the American Heart Association, which presented evidence that supports the elevation of Lp-PLA2 activity from a predictive bio-marker to a risk-factor.

•	Sponsored over 310 physician educational roundtables in support of the PLAC Test.

Upcoming 2014 Milestones

•	Drive revenue growth in the second half of the year by expanding sales reach to new geographies across the U.S. and increasing marketing programs in strategic regions with our partners.

•	Announce results from the PLAC Test for Lp-PLA2 Activity cohort analysis and, if positive, submit a 510(k) application to the FDA by mid-year 2014.

•	Continue to expand cardiovascular focused pipeline.

Total revenues for the fourth quarter 2013 were $6.7 million, a 24 percent increase from the $5.4 million reported in the fourth quarter of 2012. Total operating expenses for the fourth quarter 2013 were $6.7 million, compared with $5.7 million for the fourth quarter of 2012. The increase in operating expenses resulted primarily from costs related to developing our pipeline and pre-analytical work for the PLAC Test for Lp-PLA2 Activity clinical sample study, higher product costs consistent with sales growth, and costs related to expansion of our sales and marketing programs. The Company’s net loss for the fourth quarter 2013 narrowed to $0.2 million, or $(0.00) per share, from a net loss of $0.4 million, or $(0.01) per share, in the fourth quarter of 2012.

Total revenues for the full year 2013 were $24.9 million, a 20 percent increase over $20.8 million reported for the full year 2012, reflecting increased demand for the PLAC Test. Total operating expenses for the full year 2013 were $26.9 million compared with $23.2 million for the full year 2012. The drivers for the increase in total operating expenses for the full year 2013 were similar to those described for the fourth quarter of the year. The Company’s net loss for the full year 2013 narrowed to $2.2 million, or $(0.04) per share, from a net loss of $2.8 million, or $(0.05) per share, in the full year 2012. Cash and cash equivalents and investments at December 31, 2013 were $16.8 million compared with $12.2 million on September 30, 2013 and $13.6 million at December 31, 2012.

2014 Financial Guidance

For the full year 2014, the Company currently projects total revenues in the range of $26 to $28 million, compared with $24.9 million for 2013. The Company expects revenue growth for the full year 2014 over the prior year, however, revenue for the first half of the year is expected to be similar to the same period in 2013 due to lower than anticipated sales to a significant customer. The Company is expanding its sales and marketing programs and expects positive revenue growth in the second half of 2014 as a result of these efforts.

Webcast

diaDexus will host a conference call and webcast today, March 5 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the fourth quarter and full year 2013 results. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (706) 679-2272 for international. The reservation number for both is 59413512. The webcast may be accessed via the company’s website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve revenue guidance and product opportunity expectations for the remainder of the year such as diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, including its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers exert on its product pricing; the ability to continue to grow revenue at the same quarterly or annual rate; the medical device excise tax under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and the ability to pass those costs through to customers; the ability to report under the sunshine provisions of the PPACA; diaDexus’ relationship with key customers, including GlaxoSmithKline, the licensor of Lp-PLA2; third party payors’ acceptance of and reimbursement for the PLAC®Tests; diaDexus’ ability to obtain higher selling prices with its partners when reimbursement coverage for its PLAC® Tests increases; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; the timing of data unblinding in the second Phase 3 study of darapladib being conducted by GlaxoSmithKline and its impact on the PLAC Test adoption and sales; diaDexus’ ability and timing to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Future financing needs will depend on diaDexus’ ability to continue increasing the rate of adoption for its products by physicians and its progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors@diadexus.com

Investor/Media Relations:

BrewLife

Joey Fleury, 415-946-1090

jfleury@brewlife.com

— Tables follow —

DIADEXUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues:
Product sales	$6,646	$5,291	$24,561	$18,066
Royalty revenue	—	52	18	2,405
License revenue	76	76	305	305

Total revenues	6,722	5,419	24,884	20,776
Operating costs and expenses:
Product costs	1,754	1,421	7,222	6,296
Sales and marketing	1,811	1,536	7,482	5,465
Research and development	1,194	899	4,709	4,196
General and administrative	1,948	1,863	7,486	7,217

Total operating costs and expenses	6,707	5,719	26,899	23,174

Income (loss) from operations	15	(300)	(2,015)	(2,398)
Interest income, interest expense and other income (expense), net:
Interest income	1	2	4	16
Interest expense	(210)	(93)	(488)	(395)
Other income (expense), net	—	(6)	340	(10)

Loss before income tax	(194)	(397)	(2,159)	(2,787)
Income tax benefit (provision)	—	—	(5)	(2)

Net loss	$(194)	$(397)	$(2,164)	$(2,789)

Basic and diluted net loss per share:	$(0.00)	$(0.01)	$(0.04)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	54,730,339	53,439,761	54,329,424	53,198,336

DIADEXUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$16,847	$12,851
Short-term investment securities	—	747
Accounts receivable	3,027	2,789
Inventories	460	134
Assets held for sale	—	300
Prepaid expenses and other current assets	845	871

Total current assets	21,179	17,692
Restricted cash	1,400	1,400
Property and equipment, net	968	1,250
Other long-term assets	100	142

Total assets	$23,647	$20,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$611	$469
Notes payable, current portion	2,763	272
Deferred revenues, current portion	228	317
Deferred rent, current portion	51	—
Unfavorable lease obligation	697	588
Accrued and other current liabilities	2,203	1,953

Total current liabilities	6,553	3,599
Non-current portion of notes payable	7,047	4,621
Non-current portion of deferred revenue	—	225
Non-current portion of deferred rent	336	363
Non-current portion of unfavorable lease obligation	1,777	2,475
Other long term liabilities	414	346

Total liabilities	16,127	11,629
Stockholders’ equity:
Preferred stock	—	—
Common stock	548	539
Additional paid-in capital	206,868	206,048
Accumulated deficit	(199,896)	(197,732)

Total stockholders’ equity	7,520	8,855

Total liabilities and stockholders’ equity	$23,647	$20,484

— # # # —